Independence Resources Holdings, LLC

Condensed Consolidated Financial Statements
September 30, 2020 and 2019

Independence Resources Holdings, LLC
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands)	2020	2019
Assets
Cash and cash equivalents	$11,673	$17,239
Accounts receivable	9,578	9,770
Inventory	138	177
Derivative instruments	5,282	—
Prepaid expenses and other current assets	351	615
Total current assets	27,022	27,801

Oil and gas properties - successful efforts method
Proved properties	548,274	493,749
Unproved properties, net	56,144	88,728
Furniture, fixtures and other property and equipment	3,193	3,192
Total property and equipment	607,611	585,669
Less: Accumulated depreciation, depletion, amortization and impairment	(176,082)	(139,767)
Total property and equipment, net	431,529	445,902

Derivative instruments	—	14
Other long-term assets	39	39
Total Assets	$458,590	$473,756

Liabilities
Accounts payable and accrued operating expenses	$6,095	$7,838
Accrued capital expenditures	481	1,846
Accrued rig commitment expense	—	944
Accrued interest	20	33
Current portion of long-term debt	6,000	13,900
Current income tax payable	318	—
Asset retirement obligations	90	90
Derivative instruments	—	7,164
Total current liabilities	13,004	31,815

Long-term debt, net of unamortized insurance costs	150,597	194,303
Derivative instruments	688	57
Deferred tax liability	1,225	1,157
Asset retirement obligations	18,164	17,215
Other long-term liabilities	333	391
Total Liabilities	184,011	244,938

Members' Equity	274,579	228,818
Total Liabilities and Members' Equity	$458,590	$473,756
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Independence Resources Holdings, LLC
Condensed Consolidated Statements of Operations (Unaudited)
Nine Months Ended September 30, 2020 and 2019

(in thousands)	2020	2019
Revenues
Oil sales	$55,336	$63,203
Gas sales	5,327	5,227
Realized gain (loss) - commodity derivatives	23,542	(1,482)
Unrealized gain (loss) - commodity derivatives	11,801	(3,255)
Other revenues	42	28
Total revenues	96,048	63,721

Expenses
Lease operating expenses	12,726	13,366
Severance and ad valorem taxes	4,273	4,470
Exploration expense	—	46
General and administrative	7,640	8,271
Rig commitment expense	(24)	1,832
Depreciation, depletion, and amortization	36,315	26,293
Accretion expense	949	885
Equity-based compensation	1,458	2,405
Total operating expenses	63,337	57,568

Operating Income	32,711	6,153

Interest expense	(8,022)	(8,607)
Provision for taxes	(386)	15

Net Income (Loss)	$24,303	$(2,439)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Independence Resources Holdings, LLC
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended September 30, 2020 and 2019

(in thousands)	2020	2019

Operating Activities:
Net income (loss)	$24,303	$(2,439)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss - commodity derivatives	(11,801)	3,255
Depreciation, depletion and amortization	36,315	26,293
Deferred income taxes	68	(15)
Accretion expense	949	885
Equity-based compensation	1,458	2,405
Amortization of debt issuance costs	631	349
Changes in operating assets and liabilities:
Accounts receivable	192	(7,714)
Prepaid expenses and other current assets	264	810
Accounts payable and accrued operating expenses	(1,620)	2,164
Accrued rig commitment	(944)	—
Accrued interest	(13)	10
Other liabilities	260	(90)
Net cash provided by operating activities	50,062	25,913

Investing Activities:
Acquisitions of oil and gas properties	—	(71)
Oil and gas capital expenditures, including inventory	(23,390)	(94,349)
Furniture, fixtures and other equipment	(1)	(5)
Net cash used in investing activities	(23,391)	(94,425)

Financing Activities:
Borrowings (Payments) under revolving credit facility	(51,716)	56,900
Debt issuance costs	(521)	(204)
Capital contributions	20,000	10,000
Net cash (used in) provided by financing activities	(32,237)	66,696

Increase in cash and cash equivalents	(5,566)	(1,816)
Cash and cash equivalents, beginning of period	17,239	3,831
Cash and cash equivalents, end of period	$11,673	$2,015

Supplemental Non-Cash Information:
Asset retirement obligations assumed or incurred	$—	$16
Supplemental Cash Flow Information:
Cash paid during period for interest	$7,404	$8,248
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Independence Resources Holdings, LLC
Condensed Consolidated Statements of Changes in Members’ Equity (Unaudited)
Nine Months Ended September 30, 2020 and 2019

		Incentive Units
(in thousands)	Series A Units	Series B/C/D	Total
January 1, 2019	$308,697	$—	$308,697
Capital contributions	10,000	—	10,000
Equity-based compensation	—	2,405	2,405
Net income (loss)	(34)	(2,405)	(2,439)
September 30, 2019	$318,663	$—	$318,663
January 1, 2020	$228,818	$—	$228,818
Capital contributions	20,000	—	20,000
Equity-based compensation	—	1,458	1,458
Net income (loss)	25,761	(1,458)	24,303
September 30, 2020	$274,579	$—	$274,579

Remaining Capital commitment at
September 30, 2020	$176,000	$—	$176,000

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 – Summary of Organization and Business

Organization and Overview of the Company’s Business

Independence Resources Holdings, LLC (the “Company”), formed in 2014 as a Delaware limited liability company, is a privately held exploration and production company focused on acquiring and developing Permian Basin hydrocarbon resources with substantial oil-in-place and low historical recovery factors, where advanced drilling and completion techniques can create compelling risk-adjusted returns. To date, the Company has acquired approximately 43,500 net acres in the Midland Basin of West Texas and operates over 800 wells.

The Company’s limited liability agreement (the “LLC Agreement”) authorizes four classes of units referred to as Series A Units, Series B Units, Series C Units and Series D Units. The Company is authorized to issue up to 50,000,000 Series A Units at $10 per unit and up to an aggregate 14,516,000 Series B Units, Series C Units and Series D Units (collectively, the “Incentive Units”) to management, employees and independent directors for no consideration. Members holding Series A Units committed to fund up to $500,000,000 over a five-year period, of which $495.4 million is from certain investment funds sponsored by Warburg Pincus LLC (“Warburg”). Upon expiration of the five-year commitment in December of 2019, members elected to extend the commitment for one year. The Company conducts oil and gas operations through its indirect wholly-owned subsidiary, Independence Resources Management, LLC (“IRM”).

The business and affairs of the Company are managed and controlled by its board of directors. The board of directors is comprised of two management representatives, two Warburg representatives, one independent director appointed by management and two independent directors appointed by Warburg. In addition, Warburg has the right to appoint a fourth independent director.

The Company is dependent on capital contributions from its members from time to time to help fund its oil and gas development activities.

NOTE 2 – Significant Accounting Policies

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in preparing the Condensed Consolidated Financial Statements.
Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to proved oil and natural gas reserves and related future cash flows. Specifically, proved reserves estimates are a key input to the Company’s depletion rate for oil and gas properties and the related estimates of future cash flows are used in impairment tests of oil and gas properties. In addition, estimates are used in determining accruals of oil and gas sales revenue, capital expenditures and operating costs,

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

and asset retirement obligations. Because there are numerous uncertainties inherent in the estimation process, actual results could differ from these estimates.

Revenue Recognition

On January 1, 2019, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) using the modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and does not have a material impact on the Company’s reported net income (loss), cash flows from operations or statement of members’ equity.

The Company enters into contracts with customers (“purchasers”) to sell its oil and gas production. Oil and gas sales revenue on these contracts are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, control has transferred, and collectability of the revenue is probable. Revenue accruals are recorded monthly based on estimated production delivered to purchasers at the expected price to be received. Variances between estimates and the actual amounts received are recorded in the month payment is received. Proceeds are received from the purchasers one to two months after production. The Company’s contracts with purchasers are further described below.

Oil Sales. Under the Company’s oil sales contracts, it delivers oil to the purchaser at specified delivery points and collects an agreed upon index price, net of differentials and other fees. At the delivery point, control transfers to the purchaser and the Company recognizes oil sales revenue for the net amount it expects to receive.

Natural Gas. Under the Company’s natural gas contracts, it delivers gas to a midstream processing entity at specified delivery points at or near the battery facilities or the inlet of the midstream processing entity’s system. The midstream processing entity gathers, processes and then sells the extracted natural gas liquids and residue gas and remits a percentage of the sales proceeds to the Company. Proceeds received from the sale of natural gas liquids are included in gas sales revenues. At the delivery point, control transfers to the midstream processing entity and the Company recognizes natural gas revenue for the net amount it expects to receive.

Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged between willing parties. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reported at cost or carrying value, which approximates fair value due to the short maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value due to the floating interest rate structure of the revolving credit facility. Commodity derivative instruments are reported at fair value.

Cash and Cash Equivalents

The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash and cash equivalents.

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Accounts Receivable and Concentration of Credit Risk

The Company’s accounts receivable are primarily from purchasers of oil and natural gas production. This industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic, industry or other conditions. The Company’s management believes its purchasers currently pose acceptable credit risk. Full performance is anticipated, and the Company has no past due receivables from any of its purchasers.

Inventory

Inventory includes tubing and other lease and well equipment which the Company plans to utilize in its ongoing operations, which is carried at cost. Scrap and inventory held for sale is carried at the lower of cost or market value less cost to sell.

Fair Value Measurements

The Company’s financial assets and liabilities are measured at fair value on a recurring basis. Non-financial assets and liabilities including assets acquired and liabilities assumed in an acquisition of oil and gas properties, impairments of oil and gas properties and the initial recognition of asset retirement obligations are measured at fair value on a nonrecurring basis.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). A three-tier hierarchy is utilized to prioritize and define the observable inputs used in determining fair value. Level 1 inputs represent unadjusted quoted prices for identical assets and liabilities in active markets. Level 2 inputs represent quoted market prices for similar assets and liabilities in active markets, quoted market prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data. Level 3 inputs are generally not readily observable from objective sources and include internally developed assumptions and future cash flow models.

The primary use of fair value estimates by the Company is associated with the recurring valuation of its commodity derivative instruments and the valuation of oil and gas properties when, and if, an impairment loss is indicated. The Company’s commodity derivatives are non-exchange traded and classified as Level 2, while equity-based compensation and oil and gas property valuations are classified as Level 3.

Derivative Instruments and Hedging Activities

The Company utilizes commodity derivative instruments to reduce its exposure to fluctuations in oil prices and location-specific pricing differentials. The Company does not enter into commodity derivative instruments for speculative or trading purposes and currently utilizes a combination of fixed price swaps and basis swaps. Although the Company’s use of commodity derivative instruments is intended to protect a portion of its cash flows from downward oil price movements, certain hedging strategies, specifically the use of swaps, limit the Company’s ability to realize the full benefit of future price increases.

The Company’s derivative contracts are recorded in the Condensed Consolidated Balance Sheets as either an asset or liability measured at fair value with changes in fair value recognized currently in the Condensed Consolidated Statements of Operations as unrealized gains and losses in the period of change.

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

The fair value of derivative instruments is reported net by counterparty in the Condensed Consolidated Balance Sheets when a contractual right of offset exists. Realized gains and losses on contracts related to the current period are reported separately in the Condensed Consolidated Statements of Operations. The Company uses an independent pricing service to value its derivative instruments and corroborates those valuations by comparison to counterparty quotations. Fair value measurements for oil and natural gas derivatives are derived by utilizing forward commodity prices based on quoted market prices. In addition, values are based on, among other variables, futures prices, volatility and time-to-maturity. The Company’s derivative contracts are not designated as hedging instruments for accounting purposes.

Derivative instruments used to hedge oil prices expose the Company to market and credit risks and, at times, may be concentrated with certain counterparties or groups of counterparties. Currently, the Company has derivative instruments in place only with members of its bank lending group and no margin obligations exist. Counterparty creditworthiness is subject to periodic review, and the Company’s management believes its counterparties currently pose acceptable credit risk. Full performance is anticipated, and the Company has no past due receivables from any of its counterparties.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas producing activities, as further described below.
Proved Properties. All leasehold and development costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved reserves and proved developed reserves, respectively.

Maintenance and repairs are expensed as incurred while major tangible equipment costs are capitalized to the associated property and equipment accounts. Production costs incurred to operate and maintain wells and related equipment and facilities, including lifting the oil and gas to the surface and gathering, treating, processing and storing are expensed.

The Company evaluates proved properties for impairment whenever changes in facts and circumstances indicate a possible deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows are less than the carrying amount of the asset group, the carrying amount is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of assets is determined based on the present values of expected future cash flows using discount rates commensurate with the risks involved. There were no proved property impairments for the nine months ended September 30, 2020 or 2019.

Unproved Properties. The costs incurred to acquire unproved leasehold are capitalized and excluded from amortization until evaluated. Once proved reserves are established, the costs are transferred to proved oil and gas properties and included in the amortization base.

The Company reviews its unproved properties for impairment indicators at least annually or more often as circumstances dictate. When determining whether impairment has occurred, unproved properties are assessed on either a property-by-property basis or grouped by major prospect area when property costs are not individually significant. Unproved property impairments are charged to

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

exploration expense in the Condensed Consolidated Statements of Operations. There were no unproved property impairments for the nine months ended September 30, 2020 or 2019.

Exploration Costs. Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves that are economically viable. The determination is based on a process that relies on interpretations of available geological, geophysical, and engineering data. If a well is determined to be unsuccessful, the capitalized drilling costs are charged to exploration expense (dry hole costs) in the period such determination is made.

Geological and geophysical (“G&G”) costs and delay rentals are expensed as incurred. G&G costs for the nine months ended September 30, 2019 were $46 thousand. There were no G&G costs recorded for the nine months ended September 30, 2020.

Sales of Oil and Gas Properties. Gains and losses on the sale of an entire oil and gas field are reflected in earnings. The sale of a partial interest in a proved property or field is treated as a reduction of its carrying amount, with no gain or loss recognized, unless such reduction significantly alters the relationship between capitalized costs and proved reserves or the unit-of-production depletion rate.

Asset Retirement Obligations
Asset retirement obligations (“ARO”) represent the future costs to abandon long-lived, tangible assets such as oil and gas wells, service assets and other facilities. The fair value of an ARO liability is recorded in the period in which the liability is incurred (or assumed, in the case of an acquisition) and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Fair value used in the initial recognition of an asset retirement obligation is determined based on the present value of expected future abandonment costs.

The following table summarizes changes in ARO liabilities during 2020:

(in thousands)
Balance, January 1	$17,305
Accretion expense	949
Balance, December 31	$18,254

Furniture, Fixtures and Other Property and Equipment

Costs associated with office furniture and equipment, leasehold improvements, computer software and other property are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to twenty years.

Debt Issuance Costs

Direct costs associated with issuing debt under the Company’s revolving credit facility are presented as a reduction of the carrying amount of debt and amortized over the remaining term of the facility on a straight-line basis. Unamortized debt issuance costs were $588 thousand and $697 thousand at September

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

30, 2020 and December 31, 2019, respectively. Commitment fees, which are based on a percentage of the unused line of credit, are expensed as incurred.

Income Taxes

The Company is treated as a flow-through entity for U.S. federal income tax purposes with each member separately including their share of the Company’s income (loss) in their respective tax returns. However, the Company’s wholly-owned subsidiary, Independence Resources Manager, LLC (“Manager”) has elected to be treated as a corporation for U.S. federal income tax purposes and will pay federal and state income tax on its taxable income. In addition, the Company is subject to the Texas Margin Tax.

The Company recognizes deferred tax assets and liabilities associated with its tax-paying subsidiaries for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the financial statements in the period that includes the legislative enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods. Realization of deferred tax assets is dependent on generating sufficient taxable income in future years.

During the nine months ended September 30, 2020, the Company recorded income tax expense solely related to the Texas Margin Tax as follows:

(in thousands)
Current state tax provision	$318
Deferred state tax provision	75
Total	$393

Equity-based Compensation

Compensation expense for equity-based awards is recognized in the Company’s financial statements over the awards’ vesting periods based on their grant date fair value. Compensation expense for cash settled, equity-based awards (liability awards) that do not vest, but require performance targets to be met and award recipients to be employed to receive benefits (performance conditions), is recognized when it is probable that such performance conditions will be achieved. See Note 7 for further discussion regarding equity-based compensation.

NOTE 3 – Long-Term Debt

The Company maintains a secured, revolving credit facility led by Wells Fargo Bank, N.A., as administrative agent, that provides the Company with up to $500 million for loans and letters of credit (the “Credit Facility”). Available capacity under the Credit Facility fluctuates based on the value of the Company’s proved reserves. The borrowing base under the Credit Facility is redetermined on May 1 and November 1 each year. Additionally, both the Company and the lenders may request interim borrowing base redeterminations between semi-annual determinations. Borrowings under the Credit Facility are

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

secured by at least 85% of the value of proved reserves associated with the Company’s oil and gas properties. The Credit Facility matures on December 31, 2021. A letter of credit was issued May 8, 2020 for $2 million as collateral for surety bonds issued for the Company's plugging and abandonment liabilities for the Sugg Ranch asset. The bond was released October 28, 2020.

The Credit Facility was amended on February 4, 2020 (the “February Amendment”), reducing the borrowing base from $220 million to $200 million, with a maximum availability of $195 million until the Company completed the following:

•Receipt of $20 million in additional capital contributions from members
•Redetermination of the borrowing base as of March 1, 2020

Pursuant to the February Amendment, $13.9 million of outstanding borrowings were repaid in February 2020 and the capital contribution of $20 million was received in March 2020.
In connection with the March 1, 2020 redetermination, the Credit Facility was amended on March 16, 2020, to reaffirm the $200 million borrowing base, limited to maximum availability of $195 million until the May 1, 2020 scheduled redetermination.
On June 30, 2020, in connection with the May 1 scheduled redetermination, the Company’s borrowing base was reduced to $178.3 million. Additional repayment terms were also implemented which included a borrowing base reduction schedule in the amount of $3.0 million per month for the periods of July to November 2020. The scheduled repayments of outstanding borrowings were classified as current liabilities in the Condensed Consolidated Balance Sheets, with $6 million remaining as of September 30, 2020.

Provisions were also established which directed the Company to apply 100% of cash in excess of $5 million, as determined on the fifteenth day of each calendar month, to prepay outstanding loans. Any such prepayment was considered a reduction of the Company’s borrowing base.

As of September 30, 2020, the Company’s borrowing base was $159.2 million with outstanding borrowings of $157.2 million. The Company made $51.7 million in debt repayments during the nine months ended September 30, 2020.

Borrowings under the Credit Facility bear interest at a rate equal to the sum of (a) a quoted LIBOR rate plus (b) a margin, currently set at 4.25%. For the nine months ended September 30, 2020 and 2019, the weighted average interest rate on outstanding borrowings was 5.2% and 5.9%, respectively. In addition, the Company pays a quarterly commitment fee of 0.5% per annum on the unused portion of the commitments.

The Credit Facility contains customary financial and other covenants that place restrictions and limits on, among other things, the incurrence of debt, liens, distributions, consolidations and mergers, asset dispositions, certain investments and acquisitions, and certain transactions with affiliates.

Financial covenants under the Credit Facility require the Company to, among other things:
•Maintain a ratio of total debt to EBITDAX (as defined in the credit facility) of 3.5 to 1.0; and,
•Maintain a ratio of current assets (including available borrowing capacity under the revolving credit facility) to current liabilities of at least 1.0 to 1.0.

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

As of September 30, 2020, the Company was in compliance with all covenants under the Credit Facility.

NOTE 4 – Derivative Instruments

To manage its exposure to fluctuations in oil prices, the Company has entered into commodity derivative instruments as summarized in the following table as of September 30, 2020.

	2020	2021
	Q4	Q1	Q2	Q3	Q4
Oil Swaps - NYMEX WTI
Avg. Swap Price - $/Bbl	$55.88	$41.16	$41.09	$41.03	$40.97
Hedge Volume - Bbls/day	4,000	3,254	2,915	2,676	2,483

	2020	2021
	Q4	Q1	Q2	Q3	Q4
Oil Basis Swaps - WTI Midland/Crushing
Avg. Swap Price - $/Bbl	0.66	0.33	0.33	0.32	0.32
Hedge Volume - Bbls/day	4,000	3,254	2,915	2,676	2,483

	2020	2021
	Q4	Q1	Q2	Q3	Q4
Oil Swaps - WTI CMA Roll
Avg. Swap Price - $/Bbl	—	(0.26)	(0.26)	(0.26)	(0.27)
Hedge Volume - Bbls/day	—	3,254	2,915	2,676	2,483

The unrealized gain (loss) associated with these derivative instruments of $11.8 million and $(3.3) million for the nine months ended September 30, 2020 and 2019, respectively, is reported as unrealized gain (loss) – commodity derivatives in the Condensed Consolidated Statements of Operations.

NOTE 5 – Commitments and Contingencies

Litigation. From time to time, the Company may be involved in disputes or legal actions arising in the ordinary course of business. No provision has been made in the Condensed Consolidated Financial Statements for loss contingencies associated with litigation, claims and assessments as of September 30, 2020.

Environmental and Regulatory. As of September 30, 2020, there were no known environmental or other regulatory matters related to the Company’s operations that are reasonably expected to result in a material liability to the Company.

NOTE 6 – Members’ Equity

Member Interests. The member interests have been divided into Series A Units, which obligate members to make capital contributions to the Company, and Incentive Units, which do not have a capital

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

commitment. As of September 30, 2020, the Company had issued 32,400,000 Series A Units for capital contributions of $324,000,000, as well as 2,281,925 Series B Units, 1,285,700 Series C Units and 1,413,300 Series D Units issued to management, employees and independent directors for no consideration. The Series B, C and D Units are contingent upon continued employment with the Company.

Distributions and Allocation of Net Income (Loss). Under the terms of the LLC Agreement, distributions are allocated among the members, in general, as follows:
•First, 100% to the Series A Units until such holders have received cumulative distributions equal to their aggregate capital contributions plus a cumulative preferred return of 7% compounded quarterly on outstanding capital contributions (such preferred return increasing to 9% for the eighth year and 12% thereafter);

•Second, 88.57% to the Series A Units and 11.43% to the Series B Units until the Series A Unit holders have received an additional $5.00/unit;

•Third, 82.67% to the Series A Units, 10.67% to the Series B Units and 6.66% to the Series C Units until the Series A Unit holders have received an additional $10.00/unit;

•Thereafter, 77.5% to the Series A Units, 10.0% to the Series B Units, 6.25% to the Series C Units and 6.25% to the Series D Units.

Cumulative net income (loss) in the Condensed Consolidated Statements of Operations is allocated in accordance with the distribution provisions described above assuming that assets are realized and liabilities settled at their carrying amounts as of the balance sheet date. The annual allocation of net income (loss) is the difference between the cumulative allocation at the beginning and end of the reporting period. Under this approach, cumulative losses are allocated to the Series A Units and cumulative earnings are allocated either entirely to the Series A Units or between the Series A Units and the Series B, C and D Units in proportion to their entitled share of liquidated earnings.

Capital Commitments. The holders of Series A Units have made capital commitments of $500 million of which $324 million has been contributed as of September 30, 2020.

NOTE 7 – Equity-Based Compensation

Incentive Units. The Company issues Incentive Units, which act as profits sharing interests. Incentive Units are considered to be equity-based compensation to the recipients and compensation expense is recognized over the vesting period of the awards based on their grant-date fair values.

The Incentive Units vest over six years – 10% on the date of grant and 15% on each subsequent anniversary date. Compensation expense is recognized on a straight-line basis over the requisite service (vesting) period, subject to minimum expense recognition equal to the cumulatively vested portion of each award. Unvested awards are forfeited to the Company upon termination of employment and are accounted for as they occur.

The grant-date fair value of each class of Incentive Unit was estimated by an independent valuation firm using the option-pricing method with a Monte-Carlo simulation, which incorporates various assumptions about expected probability-weighted outcomes and resulting distributions to Incentive Unit holders, risk-

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

free interest rates and expected price volatility (based on a group of peer companies). In addition, the values are discounted further for lack of marketability.

The following table summarizes Incentive Unit activity during the nine months ended September 30, 2020.

(in thousands)	Incentive Units	Avg. Grant-Date Fair Value
Nonvested at January 1, 2020	1,683,120	$1.49
Vested	(258,555)	1.32
Forfeited	(129,990)	1.28
Nonvested at September 30, 2020	1,294,575	$1.54

At September 30, 2020, the Company had $0.8 million of unrecognized compensation cost related to non-vested Incentive Units that is expected to be recognized in earnings over a weighted average period of 0.8 years.

Long-Term Incentive Plan. In May 2016, the Company established the Independence Resources Holdings, LLC Long-Term Incentive Plan (the “Plan”) for the benefit of those IRM employees who have not been granted Incentive Units. The Plan is designed to attract and retain employees and to motivate those employees to contribute to the long-term success of the Company. Awards issued under the Plan (“Shadow Units”) serve as a substitute for Incentive Units and are intended to be cash settled. The Plan is unfunded.

Under the terms of the Plan, each participant receives Shadow Units that mimic – or “shadow” – distributions made to Incentive Unit holders, if any, although such Shadow Units do not provide participants with any rights of ownership to the Company’s assets or equity interests. Shadow Unit awards do not vest and are automatically forfeited without payment upon termination of employment. Consequently, award recipients must be employed by IRM when future performance conditions are met – i.e., the Company makes distributions to Incentive Unit holders – in order to receive cash payments under the Plan. As of September 30, 2020, the Company had issued 528,630 Shadow Units to employees.

Shadow Units are considered to be a liability award with performance conditions under the provisions of ASC 718 and, as such, compensation expense will be recognized when it is probable that distributions will be made to Incentive Unit holders and will be measured using the intrinsic-value method. No compensation expense was recognized for the nine months ended September 30, 2020 and 2019.

NOTE 8 – Subsequent Events

On January 7, 2021, Earthstone Energy, Inc. (“ESTE”), Earthstone Energy Holdings, LLC (“EEH), the Company and Independence Resources Manager, LLC (“IRM”) consummated a transaction contemplated in a Purchase and Sale Agreement dated December 17, 2020 (the “Transaction”). Upon closing the Transaction on January 7, 2021, among other things, EEH acquired all of the issued and outstanding limited liability company interests in certain wholly owned subsidiaries of the Company and IRM for aggregate consideration consisting of the following: (i) an aggregate amount of cash from EEH equal to approximately $131.2 million and (ii) 12,719,594 shares of ESTE’s Class A common stock, $0.001 par value per share, issued to the Company. The cash proceeds were used the pay down all outstanding borrowings under the Credit Facility.

Independence Resources Holdings, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

On November 1, 2020, the Company notified Lone Star College of its intent to elect early termination of its office lease at 11450 Compaq Center Drive West, Suite 470 (Bldg. 10), Houston, Texas 77070. This accelerated the contract termination from its original term ending on April 30, 2023 to the term ending on May 31, 2021. There were no fees for such acceleration.